EXHIBIT 99.1

Contacts:	LHA Kim Sutton Golodetz 212-838-3777 Kgolodetz@lhai.com Bruce Voss, 310-691-7100 Bvoss@lhai.com	PhotoMedex, Inc. Dennis McGrath, Chief Financial Officer 215-619-3287 info@photomedex.com
@LHA_IR_PR

NO!NO! HAIR EXCEEDS EXPECTATIONS ON QVC UK WEEKEND FEATURE PROGRAM, SELLING NEARLY 9,000 UNITS

MONTGOMERYVILLE, Pa. (October 15, 2012) – PhotoMedex, Inc. (NASDAQ and TASE: PHMD) announces that the weekend of October 6th and 7th no!no!™ Hair exceeded sales expectations on QVC UK where the product was featured as Today’s Special Value (TSV).  Nearly 9,000 units reflecting retail sales of £1.35 million ($2.16 million) were sold over the weekend, which featured eight live TSV airings and three overnight reruns over a 24-hour period.

“We are very pleased with the exceptionally strong sales of no!no! Hair on QVC UK,” commented Dr. Dolev Rafaeli, PhotoMedex chief executive officer. “Strategic partnerships with television home shopping retailers around the world, such as the one we have with QVC in the United Kingdom are core drivers of our marketing program.  Home shopping retailers enjoy the trust and following of millions of consumers around the world, while providing a platform that allows us to demonstrate and sell our products through live TV. Heightened brand awareness from our growth in the UK brick-and-mortar channel over the past two years, coupled with direct-to-consumer TV, allows for increasing sales results in such events.”

Dr. Rafaeli added, “The no!no! brand is sold and distributed in multiple countries, and as a company we benchmark ourselves between territories. Given that the UK population is about 20% of the size of the U.S. population, on a relative basis the number of no!no! units sold during this event was even more impressive than the excellent sales of 41,000 units we achieved during a July 4th event on the Home Shopping Network in the U.S.  Once again these impressive sales results validate our approach and reflect the additional resources we added in the UK earlier this year.”

Kate James, head of beauty buying for QVC UK, said, “The no!no! brand’s huge success the first weekend of October is another example of sales exceeding expectations on QVC!  This brand continues to build on its exceptional consumer popularity which, we believe, is directly related to the unique product innovation and the unique application with which the no!no! achieves results.”

About no!no!

no!no! products adapt professional technology to be used at home by the consumer.  Beginning with the no!no! hair removal system, using revolutionary Thermicon™ technology, no!no! delivers professional, pain-free hair removal that's safe for all skin types and hair colors.  The no!no! family has grown to include no!no! Skin for acne clearance and no!no! Smooth, a unique skincare line with Capislow™, which slows the rate of hair growth. For more information, please visit www.my-no-no.com and www.trynono.com.

About PhotoMedex

PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a result of its December 2011 merger with Radiancy Inc., PhotoMedex has added a range of home-use devices under the no!no!™ brand, for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

SAFE HARBOR STATEMENT

Investors are cautioned that statements in this press release constitute forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in PhotoMedex’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2011, available on the SEC’s web site at www.sec.gov.